Exhibit 99.1
SUPERVALU APPOINTS MARY WINSTON TO ITS BOARD OF DIRECTORS
Former Family Dollar and Giant Eagle Executive to join
SUPERVALU Board

EDEN PRAIRIE, Minn. - (April 25, 2016) - SUPERVALU INC. (NYSE: SVU) today announced that experienced financial executive and corporate board member Mary Winston has been appointed to SUPERVALU’s Board of Directors effective April 27, 2016.

Ms. Winston joins the Board having most recently served from 2012 through August 2015 as the Executive Vice President and Chief Financial Officer for Family Dollar Stores, Inc., a discount retailer with more than 8,300 stores and nearly $11 billion in revenues prior to its acquisition by Dollar Tree in July 2015. Before joining Family Dollar, from 2008 to 2012, Ms. Winston served as Senior Vice President and Chief Financial Officer for Giant Eagle, Inc., a regional grocery and fuel retailer. In addition to her corporate executive leadership experience, Ms. Winston also has over ten years of experience serving on public company boards and audit committees where she brings extensive financial management and leadership experience. Ms. Winston currently serves on the boards of directors for two public companies, Dover Corporation and Domtar Corporation, and from 2008 through February 2016 was a director for Plexus Corporation.

Commenting on Ms. Winston’s appointment, SUPERVALU’s Non-Executive Chairman Gerald Storch said, “I’m very pleased that Mary has accepted our offer to join the SUPERVALU Board of Directors. Her experience in senior level financial positions and on executive management teams, along with her many years of service on public company boards, makes her a highly-qualified addition who will help to lead our organization into the future.”

With the addition of Ms. Winston, SUPERVALU’s Board now has twelve members.
About SUPERVALU INC.
SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $18 billion. SUPERVALU serves customers across the United States through a network of 3,588 stores composed of 1,796 independent stores serviced primarily by the Company’s food distribution business; 1,360 Save-A-Lot stores, of which 897 are operated by licensee owners; and 200 traditional retail grocery stores (store counts as of February 27, 2016). Headquartered in Minnesota, SUPERVALU has approximately 40,000 employees. For more information about SUPERVALU visit www.supervalu.com.

For Investors:
Steve Bloomquist, PH 952-828-4144
Steve.bloomquist@supervalu.com

For Media:
Jeff Swanson, PH 952-903-1645
Jeffrey.swanson@supervalu.com